EXHIBIT 10.3
David M. Otto
dotto@ottolaw.com

January 20, 2006

VIA FIRST CLASS MAIL

Mr. Charles Fust
SinoFresh HealthCare, Inc.
516 Paul Morris Drive
Englewood, FL 34223

Re:  Engagement of The Otto Law Group, PLLC

Dear Mr. Fust:

This Engagement Agreement confirms the principal terms under which the undersigned (the “Client” or the “Company”), agrees to engage The Otto Law Group, PLLC (“Otto Law”). This Engagement Agreement supercedes any and all prior engagement agreements. Under this Engagement Agreement, Otto Law will assist the Client with advice on corporate and other legal matters as requested from time to time by the Company.

In connection with the provision of the foregoing services, the Client agrees to the following compensation arrangement:

1.
Otto Law shall receive a retainer in the amount equal to Twenty Five Thousand Dollars ($25,000) to be paid in shares of common stock issuable to David Otto and will be applied against billable hours. The issuance of shares for services will be issued pursuant to either Form S-8 or Form SB-2, as applicable. The Company shall pay all legal fees owed in excess of the retainer to Otto Law.

2.
Otto Law shall bill the Client for fees, primarily on a hourly basis, according to Otto Law’s usual and customary charges; also, Otto Law may adjust its fees for factors such as the amount of work involved in the representation, unusual time constraints, use of prior work product, overall value of the services, and regular periodic firm hourly rate adjustments. Otto Law’s hourly rates are as follows: David Otto’s hourly rate will be $395.00 per hour; the rate for associates will be $185 to $250.00 per hour and the rate for non-attorney members of our staff will be between $75.00 and $135.00 per hour.

3.	All legal fees and closing fees accrued and billed to the Client shall be payable to Otto Law on a monthly basis.

We look forward to working together and helping the Client achieve its financial and business objectives. If the proposed terms are acceptable to the Client, please sign below and return the signed copy of this Engagement Agreement to me.

If you have any further questions or concerns, please do not hesitate to contact me.

Sincerely,

The Otto Law Group, PLLC

David M. Otto

Agreed and accepted January 20, 2006

SINOFRESH HEALTHCARE, INC.

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